EXHIBIT 99.1

Agenus Reports First Quarter 2013 Financial Results

Agenus to Host Conference Call Beginning at 11 a.m. ET Today

LEXINGTON, Mass., April 24, 2013 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN), a biotechnology company working to develop novel immunology based treatments for cancers and infectious diseases, today announced its financial results and business highlights for the first quarter ended March 31, 2013.

The company reported a net loss attributable to common stockholders of $8.8 million, or $0.35 per share, basic and diluted, for the first quarter of 2013, compared with net income attributable to common stockholders in the first quarter of 2012 of $6.6 million, or $0.29 per share, basic and diluted.

Cash used in operating activities for the first quarter ended March 31, 2013 was $3.9 million compared to cash provided by operating activities of $11.3 million for the same period in 2012. Cash and cash equivalents were $17.2 million as of March 31, 2013.

Net loss for the first quarter of 2013 compared to net income in 2012 is a result of various corporate transactions. In the first quarter of 2013, the company's preferred stock restructuring, which reduced the dividend requirements for its Series A-1 preferred securities, resulted in a non-cash deemed dividend of $2.9 million. In the first quarter of 2012, revenue of $13.4 million was generated primarily due to one-time payments received through an expanded agreement with GlaxoSmithKline (GSK) and through a license of non-core technologies.

"After the close of the quarter, we successfully restructured and significantly reduced our debt," said Garo H. Armen, Ph.D., chairman and CEO of Agenus. "This year we expect Phase 3 data from GSK's MAGE-A3 vaccine programs, Phase 2 data for HerpV to treat genital herpes, and Phase 2 data for Prophage Series to treat newly diagnosed and recurrent glioma. Positive results from these studies could represent breakthrough advances in research related to therapeutic vaccines."

Recent Highlights

  Agenus has completed screening for enrollment of the Phase 2 randomized, double-blind, multicenter study for HerpV, a recombinant "off-the-shelf" therapeutic vaccine candidate for the treatment of genital herpes in Herpes Simplex Virus 2 (HSV-2) positive subjects. HerpV contains QS-21 Stimulon®1 adjuvant ("QS-21 Stimulon"). This study is testing the biological efficacy of the HerpV vaccine as measured by effect on genital viral shedding. The Phase 2 data are anticipated during the fourth quarter of 2013.
  In a plenary session presentation, Orin Bloch, MD, of the Department of Neurological Surgery, University of California San Francisco (UCSF) will present an abstract that reports on outcomes with HSPPC-96 vaccination in patients with newly diagnosed glioma at the 81st   American Association of Neurological Surgeons (AANS) Annual Scientific Meeting in New Orleans, Louisiana on May 1st.
  In early April, Agenus retired its outstanding $39 million 8.00% senior secured convertible notes due August 2014. These Notes were exchanged for $10 million in cash, 2,500,000 shares of common stock and a twenty percent revenue interest from QS-21 Stimulon partnered programs. In addition, the company entered into two separate $5 million debt transactions for $10 million total in notes plus 500,000 share warrants. Following these transactions, Agenus' total debt obligation outstanding is $10 million, down from $39 million.
  Agenus reduced the dividend rate on its convertible preferred stock by exchanging Series A for Series A-1, thereby reducing the annual rate from 2.5% to 0.6325%. In exchange for the reduced dividend rate, Agenus issued the preferred stockholder 666,666 shares of common stock, $0.01 par value.

Between Agenus and its partners, a total of 19 vaccine programs are in clinical development of which 17 contain QS-21 Stimulon. They include, but are not limited to:

  Phase 3: GSK's RTS,S for malaria2
  Phase 3: GSK's MAGE-A3 cancer immunotherapy for selected patients with resected melanoma2
  Phase 3: GSK's MAGE-A3 cancer immunotherapy for selected patients with resected non-small cell lung cancer2
  Phase 3: GSK's HZ/su for shingles2
  Phase 2: Janssen's  ACC-001 for Alzheimer's disease

Agenus' pipeline programs include:

  Phase 2: HerpV (contains QS-21 Stimulon) for genital herpes
  Phase 2: Prophage Series G-100 for newly diagnosed glioma
  Phase 2: Prophage Series G-200 for recurrent glioma

Saponin Platform: QS-21 Stimulon®Adjuvant

Agenus' QS-21 Stimulon adjuvant is one of the most widely tested vaccine adjuvants under development. QS-21 Stimulon is designed to strengthen the body's immune response to a vaccine's antigen, thus making it more effective. QS-21 Stimulon is a key component in the development of investigational preventive vaccine formulations across a wide variety of infectious diseases, and appears to play an important role in several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. Licensees of QS-21 Stimulon include GSK and Janssen Alzheimer Immunotherapy. Agenus is generally entitled to receive milestone payments as QS-21 Stimulon-containing programs advance, as well as royalties for 10 years after commercial launch, with some exceptions.

Heat Shock Protein Platform (HSP): Recombinant Series HerpV

HerpV is a recombinant therapeutic vaccine candidate for the treatment of genital herpes, which is caused by the herpes simplex virus-2 (HSV-2). HerpV is the most clinically advanced HSV-2 therapeutic vaccine and is currently in a Phase 2 randomized, double-blind, multicenter study.  The Phase 2 data are anticipated during the fourth quarter of 2013. The vaccine is based on Agenus' HSP platform technology, and contains Agenus' proprietary QS-21 Stimulon adjuvant.

HerpV consists of recombinant human heat shock protein-70 complexed with 32 distinct 35-mer synthetic peptides from the HSV-2 proteome. This broad spectrum of herpes antigens is intended to allow for more accurate immune targeting and surveillance, reducing the likelihood of immune escape. Further, the diversity of antigens in HerpV increases the chance of providing efficacy for a wide segment of the patient population.

In a four-arm, Phase 1 study, 35 HSV-2 seropositive patients received HerpV (designated in the study as AG-707 plus QS-21), AG-707, QS-21 alone, or placebo. Patients received three treatments at two-week intervals. The vaccine was generally well tolerated, with injection site pain as the most common reported adverse event. All patients who received HerpV and were evaluable for immune response showed a statistically significant CD4+ T cell response (100%; 7/7) to HSV-2 antigens as detected by IFNγ Elispot, and the majority of those patients demonstrated a CD8+ T cell response (75%; 6/8). This study was published in the scientific journal Vaccine.

Heat Shock Protein Platform (HSP): Prophage Series Cancer Vaccines

Derived from each individual's tumor, Prophage Series vaccines contain the 'antigenic fingerprint' of the patient's particular cancer and are designed to reprogram the body's immune system to target only cancer cells bearing this fingerprint. Prophage Series vaccines, based on our HSP platform technology, are intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. The Prophage G Series vaccines are currently being studied in two different settings of glioma: newly diagnosed and recurrent disease.

Patient enrollment is expected to begin during the second quarter of 2013 for the large-scale, randomized Phase 2 trial of Prophage Series G-200 in combination with Avastin® in patients with surgically resectable recurrent GBM. The study, which is the largest cancer vaccine study ever funded by the NCI in brain tumors, is sponsored by the Alliance for Clinical Trials in Oncology, an NCI cooperative group. This trial will investigate the combination of G-200 and Avastin in a three-arm randomized study of 222 patients with surgically resectable recurrent GBM. The study will compare efficacy of G-200 given with Avastin either concomitantly or at progression, versus Avastin alone, in the therapy of surgically resectable recurrent GBM.

For additional information please refer to www.clinicaltrials.gov or click on the following link http://www.clinicaltrials.gov/ct2/show/NCT01814813?term=HSPPC-96&rank=6

In addition to the recurrent GBM study with G-200, a Phase 2 trial testing the Prophage Series G-100 vaccine in patients with newly diagnosed glioma is ongoing. In this trial, G-100 is being used with the standard of care, which includes Temodar® (Merck; temozolomide) and radiation. It is believed that the efficacy of G-100 could potentially be enhanced through this combination regimen. Initial data from this study will be presented in a plenary session at the AANS meeting on May 1, 2013.

Conference Call and Web Cast Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today.  To access the live call, dial 647-426-1845. The call will also be webcast and will be accessible from the company's website at www.agenusbio.com/webcast/.  A replay will be available approximately two hours after the call through midnight Eastern Time on April 25, 2013.  The replay number is 416-915-1035 and the access code is 735470. The replay will also be available on the company's website approximately two hours after the live call.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

Forward-Looking Statement

This earnings release contains forward-looking statements, including statements regarding development and clinical trial activities and timelines of the company and its licensees and collaborators; potential benefit of product candidates in development, and potential revenue streams from our partnering and licensing arrangements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians, patients, and our existing and potential licensees and collaborators; the possibility that clinical trial results will not be favorable; the inability to secure favorable partnering arrangements; the ability to raise capital; and the factors described under the Risk Factors section of our Annual Report on Form 10-K filed for the period ended December 31, 2012 and other reports filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

1. QS-21 Stimulon® adjuvant and the related agreements, and HerpV are assets of Antigenics Inc., a wholly owned subsidiary of Agenus Inc.

2. QS-21 Stimulon is a component of certain GSK adjuvant systems.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2013	2012

Revenue	$ 1,109	$ 13,375

Operating expenses:
Cost of sales	273	24
Research and development	2,554	2,677
General and administrative	2,891	2,873

Operating (loss) income	(4,609)	7,801

Other expense, net	(1,226)	(1,033)

Net (loss) income	(5,835)	6,768

Dividends on Series A convertible preferred stock	(3,007)	(198)

Net (loss) income attributable to common stockholders	$ (8,842)	$ 6,570

Per common share data:
Net (loss) income attributable to common stockholders, basic	$ (0.35)	$ 0.29
Net(loss) income attributable to common stockholders, diluted	$ (0.35)	$ 0.29

Weighted average number of common shares outstanding, basic	25,072	22,336
Weighted average number of common shares outstanding, diluted	25,072	22,338

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2013	December 31, 2012

Cash and cash equivalents	$ 17,214	$ 21,468
Total assets	25,133	29,093
Total stockholders' deficit	(22,684)	(17,600)
CONTACT: Media and Investors:
         Jonae R. Barnes
         Vice President
         Investor Relations &
         Corporate Communications
         617-818-2985